Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the GenMark Diagnostics, Inc. Non-Plan Stock Option Agreement with Scott Mendel and the GenMark Diagnostics, Inc. Non-Plan Restricted Stock Units Agreement with Scott Mendel of our reports dated March 11, 2014, with respect to the consolidated financial statements of GenMark Diagnostics, Inc. and the effectiveness of internal control over financial reporting of GenMark Diagnostics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

May 13, 2014